Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-180015
Supplement dated May 1, 2012)

CIT Group Inc.
$1,250,000,000 5.000% Senior Unsecured Notes due 2017
$750,000,000 5.375% Senior Unsecured Notes due 2020

Pricing Term Sheet

May 1, 2012

Terms Applicable to the 5.000% Senior Unsecured Notes due 2017

Issuer:	CIT Group Inc.
Title of Securities:	5.000% Senior Unsecured Notes due 2017
Principal Amount:	$1,250,000,000
Final Maturity Date:	May 15, 2017
Price to Public:	100.000%
Underwriting Discounts and Commissions:	0.875% of principal amount
Coupon:	5.000%
Yield to Maturity:	5.000%
Benchmark Treasury:	UST 4.500% due May 15, 2017
Benchmark Treasury Price and Yield:	117.971 and 0.847%
Spread to Benchmark Treasury:	+415 basis points
CUSIP/ISIN Number:	125581 GM4 / US 125581GM42

Terms Applicable to the 5.375% Senior Unsecured Notes due 2020

Issuer:	CIT Group Inc.
Title of Securities:	5.375% Senior Unsecured Notes due 2020
Principal Amount:	$750,000,000
Final Maturity Date:	May 15, 2020
Price to Public:	100.000%
Underwriting Discounts and Commissions:	1.000% of principal amount
Coupon:	5.375%
Yield to Maturity:	5.375%
Benchmark Treasury:	UST 3.500% due May 15, 2020
Benchmark Treasury Price and Yield:	114.581 and 1.562%
Spread to Benchmark Treasury:	+381 basis points
CUSIP/ISIN Number:	125581 GN2 / US 125581GN25

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Terms Applicable to All Notes Offered Hereby

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2012
Record Dates:	May 1 and November 1
Optional Redemption:	Make-whole call at T+50 basis points
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC
Trade Date:	May 1, 2012
Settlement Date:	May 4, 2012 (T+3)

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Barclays Capital Inc.	(888) 603-5847
Credit Suisse Securities (USA) LLC	(800) 221-1037
Merrill Lynch, Pierce, Fenner & Smith Incorporated	(800) 294-1322
Morgan Stanley & Co. LLC	(866) 718 -1649
UBS Securities LLC	(877) 827-6444, ext. 561 3884

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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